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                                                                   Exhibit 23.5


INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-92593 of Citadel Communications Corporation, Citadel Broadcasting Company, CCC Capital Trust I and CCC Capital Trust II on Form S-3 of our report dated March 28, 1997 relating to the consolidated financial statements of Tele-Media Broadcasting Company and its partnership interests as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, appearing in the Citadel Communications Corporation Current Report on Form 8-K filed on December 10, 1999, and the Citadel Broadcasting Company Current Report on Form 8-K filed on December 10, 1999, and to the reference to us under the heading "Independent Auditors" in such Registration Statement.


/s/ Deloitte & Touche LLP


Pittsburgh, Pennsylvania
January 10, 2000